Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote	Pamela Blum
VP & Treasurer	Manager, Corporate Communications
212-658-5858	212-658-5884
bill.coote@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
     BOWNE & CO. REPORTS STRONG SECOND QUARTER 2007 RESULTS
•	Income from Continuing Operations increases 55% for the Quarter and 122% YTD

•	Quarterly EPS increases to $0.49 from $0.30; YTD EPS increases to $0.81 from $0.34
NEW YORK, August 8, 2007 — Bowne & Co., Inc. (NYSE: BNE) a leading provider of financial, marketing and business communications services, today announced continued strong operating results for the 2007 second quarter and year-to-date.
Revenue was $261.9 million in the second quarter of 2007, compared to $260.3 million in 2006. Gross margin improved to 38.2% from 36.0% in the second quarter of 2006. Income from continuing operations increased $5.6 million, or 55%, to $15.8 million. Earnings per diluted share from continuing operations were $0.49, compared to $0.30 for the same period last year.
For the six months ended June 30, 2007, revenue was $473.5 million, up 2% from $466.0 million reported in the first six months of 2006. Gross margin improved to 38.5% from 35.2% in the first half of 2006. Income from continuing operations increased $14.3 million, or 122%, to $25.9 million from $11.6 million reported in the 2006 period. Earnings per diluted share from continuing operations were $0.81 for the six month period compared to $0.34 in 2006.
Pro forma diluted earnings per share from continuing operations were $0.56 for the 2007 second quarter and $0.81 for the 2007 year-to-date, increases of 37% and 53%, respectively, over the same 2006 periods. (See page 9, Pro Forma Supplemental Income Information for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
David J. Shea, Bowne Chairman, President and Chief Executive Officer, stated, “We are pleased with our strong second quarter and year-to-date performance. These results reflect our ongoing commitment to execute on our strategic initiatives and enhance operating efficiencies. The improvement in margins and increased profitability are especially noteworthy, as well as the significant growth in non-transactional revenue. Year-to-date total revenue from continuing operations is the highest since 2000. We are optimistic about the remainder of 2007 and anticipate we will be in the upper end of the EPS guidance previously provided.”
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John J. Walker, Senior Vice President and Chief Financial Officer, added, “Our commitment to improving operating efficiencies and reducing our overall cost structure is evidenced by the recent consolidation of our leased space at 55 Water Street in New York City. This action will save the Company approximately $50 million over the remaining 19-year lease term.”
Financial Communications (FC): Financial Communications reported second quarter revenue of $234.4 million, a 2% increase over $229.9 million for the same period last year. Transactional revenue of $76.4 million decreased $12 million as compared to the 2006 second quarter, which was the strongest since 2002. This decrease is due to revenue from several large transactions — together representing approximately $18.0 million — that were completed in the second quarter of 2006. Transactional revenue in the second quarter of 2007 was the third highest since 2002. Non-transactional revenue improved 12% over the second quarter of 2006, led by increases in mutual fund and compliance reporting revenue.
For the six months ended June 30, 2007, revenue increased $14.6 million, or 4%, to $411.0 million, primarily due to increased non-transactional revenue, specifically in compliance reporting and mutual fund business. Non-transactional revenue achieved record highs for both the quarter and year-to-date.
Gross margin increased to 39.1% for the quarter and 39.3% for the six months ended June 30, 2007, compared to 37.4% and 36.4% for the comparable 2006 periods. The increases in gross margin reflect the favorable impact of our strategic initiatives, including cost saving measures.
Segment Profit for the quarter increased to $49.7 million, and as a percentage of revenue was 21%, compared to 20% for the same period in 2006. Year-to-date Segment Profit was $78.7 million, an increase of 18%.
Marketing & Business Communications (MBC): MBC reported second quarter revenue of $27.5 million; $2.9 million lower than the second quarter of last year, principally the result of $3.5 million in non-recurring revenue related to the initial rollout of the Medicare Part D open enrollment program, Vestcom-transition revenue and other non-recurring revenue. Year-to-date revenue of $62.6 million was $7.1 million lower than 2006. The 2006 year-to-date results included approximately $10.1 million of non-recurring revenue as noted above.
Gross margins for the quarter and year-to-date improved significantly to 15% and 18% respectively, from 10% and 15% in the comparable 2006 periods. This increase is primarily due to improved operating efficiencies and the reduction of costs as a result of the consolidation of production facilities.
Segment Profit for the quarter was breakeven versus a $1.9 million loss for the 2006 second quarter. Year-to-date Segment Profit of $2.2 million improved by $1.6 million.
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Restructuring, integration and asset impairment charges: These charges totaled $7.9 and $10.0 million for the 2007 second quarter and year-to-date respectively, compared to $6.1 and $10.2 million in the comparable 2006 periods. Year-to-date 2007 charges include facility exit costs and asset impairment charges of approximately $5.7 million related to the consolidation of our leased space at 55 Water Street in New York City and severance, integration and facility costs related to the integration of the St Ives Financial business.

Balance Sheet and Cash Flow: For the six months ended June 30, 2007, cash and marketable securities declined $37.5 million from year-end 2006, reflecting the funding of $18.7 million in stock repurchases, $12.6 million for acquisitions, $10.9 million in capital expenditures (including $2.9 million related to the consolidation of the 55 Water Street facility), and the normally high seasonal working capital usage in the period.

Accounts receivable increased approximately $51.2 million compared to December 2006, due principally to normal seasonality. Compared to June 2006, accounts receivable decreased approximately $4.3 million. Days sales outstanding improved to 70 days in June 2007 from 73 days in June 2006. Financial Communications work-in-process inventory was $20.1 million at June 30, 2007 compared to $21.9 million at June 30, 2006.

The Company has no borrowings outstanding under its $150 million five-year senior, unsecured revolving credit facility.

Share Repurchase Program: In the 2007 second quarter, the Company spent $5.7 million repurchasing 333,980 shares of its common stock at an average price per share of $17.20. During the six months ended June 30, 2007, the Company repurchased 1.2 million shares of its common stock for $18.7 million (an average price of $16.01). From December 2004, the inception of the Company’s share repurchase program, through June 30, 2007, Bowne has spent approximately $164.0 million to repurchase 11.0 million shares at an average price per share of $14.89. As of August 8, 2007, $29 million of its share repurchase authorization remained.

Total shares outstanding as of August 1, 2007 were 28,098,486.
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Business Outlook: Consistent with the Company’s policy of not adjusting annual guidance unless it believes the actual results will be materially outside the range provided, Bowne is making the following changes to its business outlook:
▪	Restructuring, integration and asset impairment charges. Bowne now forecasts a range of $13 million to $16 million in restructuring, integration and asset impairment charges for full-year 2007, an increase from its previous range of $7 million to $10 million. This change is primarily the result of the consolidation of our space at 55 Water Street in New York City, which was unanticipated when we provided guidance in March of this year.

▪	Capital expenditures. Bowne now forecasts a range of $19 million to $22 million for capital expenditures for full-year 2007, a decrease from its previous range of $22 million to $25 million. The change is primarily the result of lower capital expenditures resulting from the conversion of a synthetic lease to an operating lease for certain equipment.
The Company expects overall operating performance will be in the range of the full-year guidance previously provided.
Forward-Looking Statements: The Company notes that forward-looking statements of future performance contained in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets, regulatory rule changes, and the effect of potential dilution from the Convertible Subordinated Debt and the impact from any future purchases under our share repurchase program.
* * *
Bowne & Co. will hold its earnings conference call to review the 2007 second quarter results on Thursday, August 9, 2007, at 11 a.m. Eastern Time. To join the Web cast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international), conference ID # 249010.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]
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BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended June 30,
	Quarter		Year-to-Date
	2007	2006	2007	2006
(in thousands, except per share information)
Revenue	$261,886	$260,269	$473,536	$466,045
Expenses:
Cost of revenue	(161,720)	(166,701)	(291,420)	(301,969)
Selling and administrative	(60,604)	(58,970)	(120,742)	(115,001)
Depreciation	(7,003)	(6,303)	(14,007)	(13,169)
Amortization	(462)	(135)	(795)	(271)
Restructuring, integration and asset impairment charges[1]	(7,938)	(6,145)	(10,048)	(10,196)
Purchased in-process research and development	—	(1,001)	—	(1,001)

	(237,727)	(239,255)	(437,012)	(441,607)

Operating income	24,159	21,014	36,524	24,438
Interest expense	(1,382)	(1,451)	(2,704)	(2,745)
Other income, net	242	647	521	2,005

Income from continuing operations before income taxes	23,019	20,210	34,341	23,698
Income tax expense[2]	(7,236)	(10,034)	(8,445)	(12,057)

Income from continuing operations	15,783	10,176	25,896	11,641
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(86)	(3,943)	480	(3,871)

Net income	$15,697	$6,233	$26,376	$7,770

Earnings per share from continuing operations:
Basic	$0.56	$0.32	$0.91	$0.36
Diluted	$0.49	$0.30	$0.81	$0.34

(Loss) earnings per share from discontinued operations:
Basic	$0.00	$(0.12)	$0.02	$(0.12)
Diluted	$0.00	$(0.11)	$0.02	$(0.10)

Total earnings per share:
Basic	$0.56	$0.20	$0.93	$0.24
Diluted	$0.49	$0.19	$0.83	$0.24

Weighted-average shares outstanding:
Basic	28,384	32,191	28,571	32,358
Diluted[3]	33,171	36,553	33,209	36,774

Dividends per share	$0.055	$0.055	$0.11	$0.11

[1]	2007 includes charges of $0.4 million for the quarter and $1.4 million year-to-date related to the integration of the January 2007 acquisition of St Ives Financial. Also included in the 2007 quarter and year-to-date periods are charges of $5.7 million related to the consolidation of leased space at 55 Water Street. 2006 includes charges of $3.8 million for the quarter and $7.0 million year-to-date related to the integration of the Marketing and Business Communications division of Vestcom International into MBC.

[2]	In 2007, the Company recorded a tax benefit of $2.7 million for the quarter related to the settlements of audits of our 2002-2004 federal income tax returns. The Company recorded a tax benefit of $6.3 million for the 2007 year-to-date period related to the settlements of the aforementioned audits and the settlement of the audit of the 2001 federal income tax return which was completed in the first quarter of 2007.

[3]	Includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2007	2006
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$32,346	$42,986
Marketable securities	15,728	42,628
Accounts receivable, net	204,239	153,016
Inventories	27,384	25,591
Prepaid expenses and other current assets	44,118	33,901
Assets held for sale	2,970	2,796

Total current assets	326,785	300,918

Property, plant and equipment, net	124,448	132,767
Goodwill and other intangibles, net	45,425	35,015
Other assets	40,884	46,701

Total assets	$537,542	$515,401

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$859	$1,017
Accounts payable and accrued liabilities	127,907	126,827
Liabilities held for sale	740	683

Total current liabilities	129,506	128,527

Long-term debt	76,155	76,492
Deferred employee compensation	51,670	50,154
Deferred rent and other	18,224	23,480
Stockholders’ equity	261,987	236,748

Total liabilities and stockholders’ equity	$537,542	$515,401

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2007	2006
(in thousands)
Cash flows from operating activities:
Net income	$26,376	$7,770
Net (income) loss from discontinued operations	(480)	3,871
Depreciation and amortization	14,802	13,440
Purchased in-process research and development	—	1,001
Asset impairment charges	3,393	2,300
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(44,302)	(84,309)
Net cash used in operating activities of discontinued operations	(2,958)	(708)

Net cash used in operating activities	(3,169)	(56,635)

Cash flows from investing activities:
Purchase of property, plant and equipment	(10,942)	(13,665)
Purchase of marketable securities	(9,600)	(50,600)
Proceeds from the sale of marketable securities and other	36,602	97,337
Acquisition of businesses, net of cash acquired	(12,588)	(32,746)
Net cash provided by investing activities of discontinued operations	—	12,302

Net cash provided by investing activities	3,472	12,628

Cash flows from financing activities:
Payment of debt	(548)	(448)
Proceeds from stock options exercised	10,780	9,350
Payment of dividends	(3,070)	(3,445)
Purchase of treasury stock	(18,726)	(34,885)
Other	621	(12)
Net cash used in financing activities of discontinued operations	—	(100)

Net cash used in financing activities	(10,943)	(29,540)

Net decrease in cash and cash equivalents	$(10,640)	$(73,547)
Cash and Cash Equivalents—beginning of period	42,986	96,839

Cash and Cash Equivalents—end of period	$32,346	$23,292

Cash and cash equivalents for 2006 includes $155 as of the beginning of the period and $284 as of the end of the period related to discontinued operations.

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
During the fourth quarter of 2006, the Company changed the way it reports and evaluates segment information. The Company had previously reported administrative, legal, finance and other support services which are not directly attributable to the segments in the category “Corporate/Other”. The Company now also includes in the “Corporate/Other” category certain other expenses (such as stock-based compensation and supplemental retirement plan expenses) that had previously been allocated to the individual operating segments. This change in presentation more accurately reflects the way management evaluates the operating performance of its segments. The Company’s previous years’ segment information has been restated to conform to the current presentation.
Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is Segment Profit. Segment Profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, purchased in-process research and development, other expenses and other income. Therefore, this information is presented in order to reconcile to income from continuing operations before income taxes.

	For Periods Ended June 30,
	Quarter		Year-to-Date
	2007	2006	2007	2006
(in thousands)
Revenues:
Financial Communications	$234,393	$229,923	$410,955	$396,395
Marketing & Business Communications	27,493	30,346	62,581	69,650

	$261,886	$260,269	$473,536	$466,045

Segment Profit:
Financial Communications	49,683	45,367	78,667	66,704
Marketing & Business Communications	23	(1,860)	2,247	662
Corporate/Other (see detail below)	(17,840)	(15,408)	(29,067)	(27,483)

	31,866	28,099	51,847	39,883

Depreciation	(7,003)	(6,303)	(14,007)	(13,169)
Amortization	(462)	(135)	(795)	(271)
Interest expense	(1,382)	(1,451)	(2,704)	(2,745)

Income from continuing operations before income taxes	$23,019	$20,210	$34,341	$23,698

Corporate/Other (by type):
Shared corporate expenses	$(10,144)	$(8,909)	$(19,540)	$(18,291)
Other income, net	242	647	521	2,005
Restructuring charges, integration costs and asset impairment charges	(7,938)	(6,145)	(10,048)	(10,196)
Purchased in-process research and development	—	(1,001)	—	(1,001)

Total	$(17,840)	$(15,408)	$(29,067)	$(27,483)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, tax benefits associated with tax refunds, and purchased in-process research and development. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended June 30,
	Quarter		Year-to-Date
	2007	2006	2007	2006
(in thousands, except per share information)
Net income from continuing operations	$15,783	$10,176	$25,896	$11,641
Add back:
Restructuring, integration and asset impairment charges, net of pro forma tax effect[1]	4,881	3,743	6,179	6,218
Tax benefit associated with tax refunds received and related reduction of tax liabililty[2]	(2,734)	—	(6,328)	—
Purchased in-process research and development, net of pro forma tax effect[3]	—	611	—	611

Income from continuing operations, pro forma	$17,930	$14,530	$25,747	$18,470

Earnings per share from continuing operations:
Basic	$0.56	$0.32	$0.91	$0.36
Diluted	$0.49	$0.30	$0.81	$0.34

Earnings per share from continuing operations—pro forma:
Basic	$0.63	$0.45	$0.90	$0.57
Diluted	$0.56	$0.41	$0.81	$0.53
Weighted-average shares outstanding:
Basic	28,384	32,191	28,571	32,358
Diluted[4]	33,171	36,553	33,209	36,774

[1]	In 2007, restructuring, integration and asset impairment charges of $7.9 million for the quarter and $10.0 million year-to-date are net of tax benefits of $3.0 and $3.8 million, respectively. In 2006, restructuring, integration and asset impairment charges of $6.1 million for the quarter and $10.2 million year-to-date are net of tax benefits of $2.4 and $4.0 million, respectively

[2]	In 2007, the Company recorded a tax benefit of $2.7 million for the quarter related to the settlements of audits of our 2002-2004 federal income tax returns. The Company recorded a tax benefit of $6.3 million for the 2007 year-to-date period related to the settlements of the aforementioned audits and the settlement of the audit of the 2001 federal income tax return, which was completed in the first quarter of 2007.

[3]	In 2006, purchased in-process research and development of $1.0 million is net of tax benefit of $0.4 million. These costs are associated with the acquisition of certain assets of PLUM Computer Consulting, Inc. during the second quarter of 2006.

[4]	The weighted-average diluted shares outstanding includes the potential dilution from the Convertible Subordinated Debt of 4,058,000 shares. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt.
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